Exhibit 99.1

Contact: Mark Polzin (314) 982-1758

EMERSON PROVIDES SALES AND EARNINGS OUTLOOK

ST. LOUIS, April 7, 2009 – Emerson (NYSE: EMR) today revised full year earnings guidance to the range of $2.40 to $2.60 per share, driven by declining end-market demand and customer inventory reductions.

“We have seen underlying demand weaken quickly as evidenced by our recent order trends,” said Emerson Chairman, Chief Executive Officer and President David N. Farr. “Many customers have significantly reduced spending in response to tough economic and financial conditions globally. We have seen this weakness broadly across our five business segments and the end-markets we serve, including residential, nonresidential and capital businesses.

“We have been through challenging cycles before, and our operating team is well focused on generating cash flow, executing our restructuring programs to position ourselves for a strong recovery when it happens, and delivering solid profitability levels.

“Economic cycles create opportunities for Emerson to strengthen our competitive position through continued investments in key technologies, global market expansion, repositioning the cost base and acquisition of high-quality assets. We have a solid balance sheet and strong cash flows that allow us to accomplish these goals and we will be aggressive on these fronts. We are energized and passionate about doing the right things now to emerge stronger when the economic cycle turns.”

2009 Outlook

Based on performance year-to-date and recent order patterns, Emerson expects full year earnings per share in the range of $2.40 to $2.60, with underlying sales declining by approximately 9 to 11 percent from 2008 levels. Emerson is estimating a 5 percent unfavorable impact from currency translation and a 1 percent favorable impact from completed acquisitions resulting in a net sales decline in the range of 13 to 15 percent, or $21.0 to $21.7 billion. Based on the underlying sales for the fiscal year being down 9 to 11 percent, underlying sales for the second through fourth quarters of fiscal year 2009 are expected to be down 11 to 15 percent on average, with net sales for those periods down 16 to 19 percent on average. Operating profit margin and pre-tax margin for fiscal 2009 are expected to be in the range of 15.7 to 16.0 percent and 12.6 to 13.2 percent respectively. The fiscal 2009 free cash flow (operating cash flow less capital expenditures) target is $2.5 to $2.7 billion and the operating cash flow target is $3.1 to $3.3 billion. The company expects to spend approximately $1 billion on acquisitions in fiscal 2009. Restructuring expense has increased as the global economy has weakened and is now expected to be approximately $200 to $250 million.

Today at 1:00 p.m. EDT (12:00 p.m. CDT), Emerson senior management will hold an investor update conference call to discuss the current business outlook. All interested parties may listen to the live conference call via the Internet by going to the Investor Relations area of Emerson's website at www.Emerson.com/financial and completing a brief registration form. A replay of the conference call will be available for the next month at the same location on the website.

Forward-Looking and Cautionary Statements

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in the company's most recent Form 10-K filed with the SEC.

TABLE 1
Reconciliations of Non-GAAP Financial Measures
The following reconciles Non-GAAP measures with the most directly comparable GAAP measure (dollars in millions):

Net Sales	Forecast Q2 to Q4 Fiscal 2009	Forecast Fiscal 2009
Underlying Sales (Non-GAAP)	-11% to -15%	-9% to -11%
Currency/Acquisitions	-4 to -5 pts	-4 pts
Net Sales	~ -16% to -19%	~ -13% to -15%

Forecast Fiscal Year 2009 Operating Profit		Forecast Fiscal 2009
Operating Profit (Non-GAAP)		~$3,290 – 3,465
Operating Profit Margin % (Non-GAAP)		15.7% – 16.0%
Interest Expense and Other Deductions, Net		~ ($600 - 640)
Pretax Earnings		~ $2,650 – 2,865
Pretax Earnings Margin %		12.6% – 13.2%

Free Cash Flow (dollars in billions)		Forecast Fiscal 2009
Operating Cash Flow		~$3.1 – $3.3
Capital Expenditures		~$0.6
Free Cash Flow (Non-GAAP)		~$2.5 - $2.7